Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Second Quarter 2026 Results
Highlights

•Second quarter 2026 net loss of ($13.3) million, or ($0.12) per diluted share
•Quarterly adjusted EBITDA of $191.3 million

Clayton, MO, July 30, 2026 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2026. Second quarter 2026 reported net loss was ($13.3) million, or ($0.12) per diluted share, which compares to second quarter 2025 reported net loss of ($1.3) million, or ($0.01) per diluted share. Second quarter 2026 adjusted EBITDA of $191.3 million excludes depreciation and amortization expense of $122.1 million, acquisition-related costs of $10.6 million, and restructuring charges of $10.5 million. Second quarter 2025 adjusted EBITDA was $176.1 million. Sales in the second quarter 2026 were $1,741.9 million, compared to $1,758.3 million in the second quarter 2025.

Ken Lane, President and Chief Executive Officer, said, “The Olin team delivered sequential improvement in adjusted EBITDA in a highly volatile environment. Our Chlor Alkali Products and Vinyls business benefited from improved caustic soda and ethylene dichloride pricing and from favorable operating performance driven by our Beyond250 structural cost actions. However, partially offsetting this performance was an unplanned shutdown of the vinyl chloride monomer plant in Freeport, Texas. Operations have resumed at reduced rates. The disruption reduced second quarter adjusted EBITDA by $40 million, with an estimated $20 million impact expected in the third quarter as full rates are planned to resume late in the quarter. Epoxy continued to improve as margins expanded despite persistent weak demand conditions in Europe. Winchester’s sequential improvement was driven by stronger commercial demand and pricing actions implemented to offset commodity metals and raw materials cost inflation.

“Looking ahead, we expect our Chemical businesses’ third quarter 2026 results to be comparable to the second quarter, as reduced operating rates at the vinyl chloride monomer facility and weaker ethylene dichloride pricing offset expected stronger caustic soda volumes. In our Winchester business, seasonally improving commercial demand is expected to support sequential earnings growth. With continued significant global volatility, third quarter 2026 adjusted EBITDA is forecast to be in the range of $160 million to $200 million,” Lane concluded.
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, net, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the second quarter 2026 were $819.5 million, compared to $979.5 million in the second quarter 2025. The decrease in sales was due to lower volumes, primarily resulting from lower trading volumes associated with Blue Water Alliance and lower vinyl chloride monomer volumes. The Blue Water Alliance joint venture concluded operations at the end of 2025. Second quarter 2026 segment earnings were $53.4 million, compared to $64.9 million in the second quarter 2025. Second quarter 2026 segment results were negatively impacted by $40.1 million from operating issues with the vinyl chloride monomer plant at the Freeport, Texas facility resulting in higher costs and reduced profit from lost sales. The remaining $28.6 million increase in segment earnings was primarily due to higher pricing, primarily caustic soda and ethylene dichloride, partially offset by higher raw material costs, primarily natural gas and electrical power costs. Chlor Alkali Products and Vinyls second quarter 2026 results included depreciation and amortization expense of $98.1 million compared to $106.3 million in the second quarter 2025.
EPOXY
Epoxy sales for the second quarter 2026 were $422.1 million, compared to $331.2 million in the second quarter 2025. The increase in sales was due to higher volumes and improved pricing. Second quarter 2026 segment earnings were $16.0 million, compared to a segment loss of ($23.7) million in the second quarter 2025. The $39.7 million increase in segment results was primarily due to higher volumes, improved product margins, and lower operating costs. Product margins improved year-over-year with higher pricing partially offset by higher raw material costs, primarily benzene and propylene. Epoxy second quarter 2026 results included depreciation and amortization expense of $11.7 million compared to $13.1 million in the second quarter 2025.
WINCHESTER
Winchester sales for the second quarter 2026 were $500.3 million, compared to $447.6 million in the second quarter 2025. The increase in sales was primarily due to higher commercial ammunition sales and higher military project revenue. Second quarter 2026 segment earnings were $28.1 million, compared to $25.0 million in the second quarter 2025. The $3.1 million increase in segment earnings was primarily due to higher commercial ammunition pricing and volume and higher military project revenue, partially offset by higher raw material costs, primarily commodity metal costs, and higher operating costs. Winchester second quarter 2026 results included depreciation and amortization expense of $8.8 million compared to $7.9 million in the second quarter 2025.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the second quarter of 2026 increased $5.4 million compared to the second quarter 2025 primarily due to an unfavorable impact from foreign currency, partially offset by lower stock-based compensation, which includes mark-to-market adjustments.
PROPOSED MERGER OF EQUALS
On June 16, 2026, Olin and Huntsman Corporation announced that they have entered into a definitive agreement to combine in an all-stock merger of equals to form a combined company, OlinHuntsman Corporation. Second quarter 2026 results included acquisition-related costs of $10.6 million related to this pending merger.
Completion of the merger, which is expected to occur in the first half of 2027, is subject to the satisfaction of customary closing conditions, including the receipt of required regulatory approvals and approval of the merger by both Olin shareholders and Huntsman stockholders.
LIQUIDITY
The cash balance on June 30, 2026, was $177.4 million. Olin ended the second quarter 2026 with net debt of approximately $2.85 billion and a net debt to adjusted EBITDA ratio of 5.0 times. On June 30, 2026, Olin had available liquidity of approximately $1.2 billion, including unrestricted access to the undrawn portion of its revolving credit facility. Working capital increased $183.0 million in the first half 2026. In addition to the normal seasonal working capital built in first half of the year, which we expect to liquidate during the second half, Olin paid approximately $93 million, including previously accrued reserves, to resolve legacy Shintech litigation matters and expect to pay the remaining approximately $100 million in the second half of 2026.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss second quarter 2026 financial results at 9:00 a.m. Eastern Time on Friday, July 31, 2026. Remarks will be followed by a question-and-answer session. Associated slides and the conference call webcast are accessible via Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets, along with contracted U.S. military project revenue.

Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the proposed merger with Huntsman Corporation (Huntsman), the expected timetable for completing the merger, benefits and synergies of the merger, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including, without limitation, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our debt agreements;
•our indebtedness and debt service obligations;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks

•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts;

Risks Relating to the Proposed Merger with Huntsman

•factors relating to the satisfaction of the conditions to, and timely completion of, the proposed merger with Huntsman, including required shareholder and regulatory approvals;
•the possibility that the proposed merger may not be completed on the anticipated terms, timing, or at all, including the possibility of circumstances that would require us to pay a termination fee or reimburse certain expenses;
•the possibility that the expected strategic benefits, cost savings, operational efficiencies and synergies of the proposed merger may not be realized or may take longer to realize than expected;

•the effect of the proposed merger on relationships with employees, customers, suppliers and other business partners and adverse effects on our ability to attract, retain and motivate key personnel, maintain commercial relationships and execute our business strategy;
•the diversion of management attention from day-to-day operations and other strategic opportunities;
•transaction, advisory, legal, accounting, consulting, regulatory, retention, integration planning costs and other costs associated with the proposed merger;
•the Merger Agreement contains customary covenants that restrict our ability to undertake certain actions without Huntsman’s consent prior to closing, which may limit operational flexibility and the ability to pursue certain business opportunities during the pendency of the transaction; and
•the risk of litigation, regulatory proceedings relating to the proposed merger, or the imposition of conditions, limitations, divestiture requirements or other remedies by governmental authorities.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2026-10

Olin Corporation
Consolidated Statements of Operations(a)
	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share amounts)	2026	2025	2026	2025
Sales	$1,741.9	$1,758.3	$3,324.9	$3,402.5
Operating Expenses:
Cost of Goods Sold	1,571.7	1,620.2	3,078.9	3,115.7
Selling and Administrative	102.7	95.2	247.7	196.2
Restructuring Charges	10.5	7.4	19.6	11.4
Acquisition-related Costs(b)	10.6	—	10.6	—
Other Operating Income (Expense)	0.1	(0.2)	0.1	(0.2)
Operating Income (Loss)	46.5	35.3	(31.8)	79.0
Losses of Non-consolidated Affiliates	(1.0)	(1.4)	(2.4)	(1.4)
Interest Expense, Net	(44.3)	(45.6)	(86.4)	(92.9)
Non-operating Pension Income	2.6	4.9	6.1	10.6
Income (Loss) before Taxes	3.8	(6.8)	(114.5)	(4.7)
Income Tax Provision (Benefit)	17.1	(4.0)	(18.2)	(3.1)
Net Loss	(13.3)	(2.8)	(96.3)	(1.6)
Net Loss Attributable to Noncontrolling Interests	—	(1.5)	—	(1.7)
Net (Loss) Income Attributable to Olin Corporation	$(13.3)	$(1.3)	$(96.3)	$0.1
Net (Loss) Income Attributable to Olin Corporation per Common Share:
Basic	$(0.12)	$(0.01)	$(0.85)	$—
Diluted	$(0.12)	$(0.01)	$(0.85)	$—
Dividends per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	113.9	114.9	113.8	115.1
Average Common Shares Outstanding - Diluted	113.9	114.9	113.8	115.9

(a) Unaudited.
(b) Acquisition-related costs for the three and six months ended June 30, 2026 included advisory, legal, accounting, and other professional fees associated with our proposed merger with Huntsman Corporation.

Olin Corporation
Segment Information(a)
	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Sales:
Chlor Alkali Products and Vinyls	$819.5	$979.5	$1,576.4	$1,904.0
Epoxy	422.1	331.2	777.7	662.9
Winchester	500.3	447.6	970.8	835.6
Total Sales	$1,741.9	$1,758.3	$3,324.9	$3,402.5
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$53.4	$64.9	$8.9	$143.2
Epoxy	16.0	(23.7)	13.1	(52.1)
Winchester	28.1	25.0	43.3	47.8
Corporate/Other:
Environmental Expense	(5.7)	(4.8)	(10.9)	(9.8)
Other Corporate and Unallocated Costs	(25.3)	(19.9)	(58.5)	(39.9)
Restructuring Charges	(10.5)	(7.4)	(19.6)	(11.4)
Acquisition-related Costs(b)	(10.6)	—	(10.6)	—
Other Operating Income (Expense)	0.1	(0.2)	0.1	(0.2)
Interest Expense, Net	(44.3)	(45.6)	(86.4)	(92.9)
Non-operating Pension Income	2.6	4.9	6.1	10.6
Income (Loss) before Taxes	$3.8	$(6.8)	$(114.5)	$(4.7)

(a) Unaudited.
(b) Acquisition-related costs for the three and six months ended June 30, 2026 included advisory, legal, accounting, and other professional fees associated with our proposed merger with Huntsman Corporation.

Olin Corporation
Consolidated Balance Sheets(a)
	June 30,	December 31,	June 30,
($ in millions, except per share data)	2026	2025	2025
Assets:
Cash and Cash Equivalents	$177.4	$167.6	$223.8
Accounts Receivable, Net	988.6	844.5	1,044.5
Income Taxes Receivable	54.3	66.6	29.1
Inventories, Net	847.2	784.5	919.1
Other Current Assets	120.4	107.9	70.2
Total Current Assets	2,187.9	1,971.1	2,286.7
Property, Plant and Equipment (Less Accumulated Depreciation of $5,587.3, $5,508.7 and $5,417.0)	2,089.0	2,196.9	2,260.8
Operating Lease Assets, Net	365.4	298.6	281.8
Deferred Income Taxes	45.2	47.2	59.7
Other Assets	1,169.8	1,210.0	1,159.7
Intangibles, Net	155.6	174.4	193.7
Goodwill	1,427.7	1,427.6	1,425.5
Total Assets	$7,440.6	$7,325.8	$7,667.9
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$—	$109.7	$19.2
Accounts Payable	910.3	806.1	901.0
Income Taxes Payable	13.7	23.9	44.1
Current Operating Lease Liabilities	73.0	59.7	61.0
Accrued Liabilities	546.1	630.1	520.6
Total Current Liabilities	1,543.1	1,629.5	1,545.9
Long-term Debt	3,029.1	2,717.6	2,977.5
Operating Lease Liabilities	305.4	252.5	226.4
Accrued Pension Liability	197.2	200.9	227.4
Deferred Income Taxes	312.8	317.6	380.8
Other Liabilities	341.2	337.1	322.1
Total Liabilities	5,728.8	5,455.2	5,680.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 114.0, 113.6 and 114.6 Shares	114.0	113.6	114.6
Additional Paid-in Capital	11.9	—	—
Accumulated Other Comprehensive Loss	(412.4)	(414.5)	(451.4)
Retained Earnings	1,997.9	2,139.8	2,294.0
Olin Corporation's Shareholders' Equity	1,711.4	1,838.9	1,957.2
Noncontrolling Interests	0.4	31.7	30.6
Total Equity	1,711.8	1,870.6	1,987.8
Total Liabilities and Equity	$7,440.6	$7,325.8	$7,667.9

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)
	Six Months Ended June 30,
($ in millions)	2026	2025
Operating Activities:
Net Loss	$(96.3)	$(1.6)
Depreciation and Amortization	239.3	262.1
Losses of Non-consolidated Affiliates	2.4	1.4
Stock-based Compensation	10.8	10.2
Deferred Income Taxes	(4.0)	(49.5)
Qualified Pension Plan Contributions	(0.6)	(0.6)
Qualified Pension Plan Income	(5.4)	(9.2)
Changes in Assets and Liabilities:
Receivables	(149.0)	(34.1)
Income Taxes Receivable/Payable	2.3	(124.3)
Inventories	(65.9)	(51.8)
Other Current Assets	(12.9)	(10.4)
Accounts Payable and Accrued Liabilities	42.5	108.2
Other Assets	(1.1)	(1.4)
Other Noncurrent Liabilities	(0.5)	27.3
Other Operating Activities	(2.3)	—
Net Operating Activities	(40.7)	126.3
Investing Activities:
Capital Expenditures	(72.7)	(92.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(55.8)
Investments in Non-consolidated Affiliates	(1.9)	(0.8)
Other Investing Activities	(1.0)	(3.3)
Net Investing Activities	(75.6)	(152.3)
Financing Activities:
Long-term Debt Borrowings, Net	202.3	159.8
Common Stock Repurchased and Retired	—	(30.3)
Stock Options Exercised	3.0	1.9
Dividends Paid	(45.6)	(46.0)
Distributions to Noncontrolling Interests	(31.3)	—
Debt Issuance Costs	(2.1)	(12.0)
Net Financing Activities	126.3	73.4
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.2)	0.8
Net Increase in Cash and Cash Equivalents	9.8	48.2
Cash and Cash Equivalents, Beginning of Year	167.6	175.6
Cash and Cash Equivalents, End of Period	$177.4	$223.8

(a) Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)
Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.
	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Reconciliation of Net Loss to Adjusted EBITDA:
Net Loss	$(13.3)	$(2.8)	$(96.3)	$(1.6)
Add Back:
Interest Expense, Net	44.3	45.6	86.4	92.9
Income Tax Provision (Benefit)	17.1	(4.0)	(18.2)	(3.1)
Depreciation and Amortization	122.1	129.9	239.3	262.1
EBITDA	170.2	168.7	211.2	350.3
Add Back:
Restructuring Charges	10.5	7.4	19.6	11.4
Legacy Litigation Matters	—	—	36.1	—
Acquisition-related Costs(b)	10.6	—	10.6	—
Adjusted EBITDA	$191.3	$176.1	$277.5	$361.7

(a)	Unaudited.
(b)	Acquisition-related costs for the three and six months ended June 30, 2026 included advisory, legal, accounting, and other professional fees associated with our proposed merger with Huntsman Corporation.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)
Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
	June 30,	December 31,	June 30,
($ in millions)	2026	2025	2025
Current Installments of Long-term Debt	$—	$109.7	$19.2
Long-term Debt	3,029.1	2,717.6	2,977.5
Total Debt	3,029.1	2,827.3	2,996.7
Less: Cash and Cash Equivalents	(177.4)	(167.6)	(223.8)
Net Debt	$2,851.7	$2,659.7	$2,772.9

Trailing Twelve Months Adjusted EBITDA(b)	$567.6	$651.8	$715.4

Net Debt to Adjusted EBITDA	5.0	4.1	3.9

(a)	Unaudited.
(b)	Trailing Twelve Months Adjusted EBITDA as of June 30, 2026 is calculated as the six months ended June 30, 2026 plus the year ended December 31, 2025 less the six months ended June 30, 2025. Trailing Twelve Months Adjusted EBITDA as of June 30, 2025 is calculated as the six months ended June 30, 2025 plus the year ended December 31, 2024 less the six months ended June 30, 2024.